Exhibit (d)(8)

TRI-PARTY AGREEMENT

THIS AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (the “Agreement”), dated as of February 15, 2024 (the “Effective Date”), is by and among Carlyle Secured Lending, Inc. (“Issuer”), U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States (“Successor Trustee”), and The Bank of New York Mellon Trust Company, N.A. (“Resigning Trustee”).

RECITALS:

WHEREAS, there are currently $85,000,000 in aggregate principal amount of the Issuer’s 8.20% notes due 2028 (the “Securities”) outstanding under the Indenture, dated as of November 20, 2023 (as supplemented by the First Supplemental Indenture, dated as of November 20, 2023, the “Governing Document”), between the Issuer and the Resigning Trustee;

WHEREAS, Issuer appointed Resigning Trustee as the trustee (the “Trustee”), the paying agent (the “Paying Agent”) and the security registrar (the “Security Registrar”) under the Governing Document;

WHEREAS, Section 6.09(b) of the Governing Document provides that the Trustee may at any time resign with respect to the Securities by giving written notice of such resignation to Issuer, effective upon the acceptance by a successor Trustee of its appointment as successor Trustee;

WHEREAS, Section 6.09(f) of the Governing Document provides that, if the Trustee shall resign, Issuer shall forthwith appoint a successor Trustee to fill such vacancy;

WHEREAS, Issuer desires to appoint Successor Trustee as successor Trustee to succeed Resigning Trustee in such capacities under the Governing Document; and

WHEREAS, Successor Trustee is willing to accept such appointment as successor Trustee under the Governing Document.

NOW, THEREFORE, Issuer, Resigning Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

THE RESIGNING TRUSTEE

1.1 Pursuant to Section 6.09(b) of the Governing Document, Resigning Trustee has by letter notified Issuer that Resigning Trustee is resigning as Trustee, Paying Agent and Securities Registrar under the Governing Document.

1.2 Resigning Trustee hereby represents and warrants to Successor Trustee that:

(a)	The Governing Document, and each amendment and supplement thereto, if any, was validly and lawfully accepted by Resigning Trustee.

(b)

No covenant or condition contained in the Governing Document has been waived by Resigning Trustee or, to the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, by the holders of the percentage in aggregate principal amount of the Securities required by the Governing Document to effect any such waiver.

(c)

To the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, as of the Effective Date, there is no action, suit or proceeding pending or threatened against Resigning Trustee before any court or any governmental authority arising out of any act or omission of Resigning Trustee as Trustee under the Governing Document.

(d)	As of the Effective Date, Resigning Trustee will hold no moneys or property under the Governing Document.

(e)

As of the Effective Date, $85,000,000 in aggregate principal amount of the Securities are outstanding and no interest has been paid on such Securities. March 1, 2024 is the first date on which interest is required to be paid in accordance with the terms of such Securities.

(f)	The registers in which it has registered and transferred registered Securities accurately reflect the amount of Securities issued and outstanding and the amounts payable thereon.

(g)	This Agreement has been duly authorized, executed and delivered on behalf of Resigning Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(h)

Without independent investigation, as of the Effective Date, no responsible officer of Resigning Trustee’s corporate trust department has received notice from Issuer or any holder that a default or any event which, after notice or lapse of time or both, would become an event of default under the Governing Document has occurred and is continuing, and no responsible officer of Resigning Trustee’s corporate trust department has actual knowledge that a default or event of default or any event which, after notice or lapse of time or both, would become an event of default has occurred and is continuing under the Governing Document.

(i)	To the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, the holders of the Securities have not appointed a successor Trustee under the Governing Document.

1.3 Resigning Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Resigning Trustee in and to the trust under the Governing Document, all funds and other assets held in trust under the Governing Document and all the rights, privileges, responsibilities, powers, trusts, obligations and duties of the Trustee under the Governing Document and any related agreement including, without limitation, all of its rights to, and all of its security interests in and liens upon, the collateral, if any, and all other rights of Resigning Trustee with respect to the collateral, if any, pursuant to the transaction documents. Resigning Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, title, interests, capacities, privileges, responsibilities, powers, trusts and duties hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, Paying Agent and Security Registrar.

1.4 Resigning Trustee shall deliver to Successor Trustee, as of or promptly after the Effective Date, all of the documents listed on Exhibit A hereto. Resigning Trustee represents and warrants that such documents as it shall deliver to Successor Trustee constitute all of the documents in its possession responsive to the items listed in Exhibit A. To the extent the Resigning Trustee does not have an original DTC FAST held global certificate in its possession for each series and maturity of the Securities the Resigning Trustee agrees, at its own cost and expense, to obtain replacement global certificates for such Securities in a timely manner and provide such replacement global certificates to the Successor Trustee.

THE ISSUER

2.1 Issuer hereby accepts the resignation of Resigning Trustee as Trustee, Paying Agent and Security Registrar under the Governing Document.

2.2 Issuer hereby appoints Successor Trustee as Trustee, Paying Agent and Security Registrar under the Governing Document to succeed to, and hereby vests Successor Trustee with, all the rights, title, interests, capacities, privileges, responsibilities, powers, trusts and duties of Resigning Trustee under the Governing Document with like effect as if originally named as Trustee, Paying Agent and Security Registrar in the Governing Document.

2.3 Promptly after the Effective Date, Issuer shall cause a notice, substantially in the form of Exhibit B annexed hereto, to be mailed to all parties required under the Governing Document or published in accordance with the provisions of Section 6.09(g) of the Governing Document. 2.4 Issuer hereby represents and warrants to Resigning Trustee and Successor Trustee that:

(a)	Issuer is a Maryland corporation.

(b)

The Governing Document, and each amendment or supplemental Governing Document thereto, if any, was validly and lawfully executed and delivered by Issuer and is in full force and effect and the Securities were validly issued by Issuer.

(c)

Issuer has performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each covenant, agreement, condition, obligation and responsibility under the Governing Document.

(d)	To the best of Issuer’s knowledge, no event has occurred and is continuing which is, or after notice or lapse of time would become, an event of default under the Governing Document.

(e)

No covenant or condition contained in the Governing Document has been waived by Issuer or, to the best of Issuer’s knowledge, by holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver.

(f)

There is no action, suit or proceeding pending or, to the best of Issuer’s knowledge, threatened against Issuer before any court or any governmental authority arising out of any act or omission of Issuer under the Governing Document.

(g)	This Agreement has been duly authorized, executed and delivered on behalf of Issuer and constitutes its legal, valid and binding obligation, enforceable against Issuer in accordance with its terms.

(h)

All conditions precedent requiring action by Issuer relating to the appointment of U.S. Bank Trust Company, National Association, as successor Trustee under the Governing Document, have been complied with by Issuer.

THE SUCCESSOR TRUSTEE

3.1 Successor Trustee hereby represents and warrants to Resigning Trustee and to Issuer that:

(a)	Successor Trustee is eligible under the provisions of Section 6.07 of the Governing Document to act as Trustee under the Governing Document.

(b)	This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

3.2 Successor Trustee hereby accepts its appointment as successor Trustee, Paying Agent and Security Registrar under the Governing Document and accepts the assets, all the rights, title, interests, capacities, privileges, responsibilities, powers, trusts and duties of Resigning Trustee as Trustee, Paying Agent and Security Registrar under the Governing Document, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee, Paying Agent and Security Registrar under the Governing Document.

3.3 References in the Governing Document to “Principal Office” or other similar terms shall be deemed to refer to the designated corporate trust office of Successor Trustee, which is presently located at One Federal Street, Boston MA 02110 or such other address as may be specified, where notices and demands to or upon Issuer in respect of the Securities may be served.

MISCELLANEOUS

4.1 Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Governing Document shall have the meanings assigned to them in the Governing Document.

4.2 This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the Effective Date, upon the execution and delivery hereof by each of the parties hereto; provided, however, that the resignation of Resigning Trustee and the appointment of Successor Trustee as paying agent and registrar under the Governing Document shall be effective upon the latest of: (a) 10 calendar days after the date first above written; (b) receipt by The Depository Trust Company (“DTC”) of both Resigning Trustee’s transfer agency change notice and Successor Trustee’s transfer agency change notice and (c) the second business day following receipt by Successor Trustee of the holders list.

4.3 This Agreement does not constitute a waiver by any of the parties hereto of any obligation or liability which Resigning Trustee may have incurred in connection with its serving as Trustee, Paying Agent and Security Registrar under the Governing Document or an assumption by Successor Trustee of any liability of Resigning Trustee arising out of any action or inaction by Resigning Trustee in the performance of its duties under the Governing Document.

4.4 Resigning Trustee hereby acknowledges payment or provision for payment in full by Issuer of compensation for all services rendered by Resigning Trustee in its capacity as Trustee, Paying Agent and Security Registrar under Section 6.06 of the Governing Document and reimbursement in full by Issuer of the expenses, disbursements and advances incurred or made by Resigning Trustee in its capacity as Trustee, Paying Agent and Security Registrar in accordance with the provisions of the Governing Document. This Agreement does not constitute a waiver or assignment by Resigning Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Governing Document. Issuer acknowledges that its obligation set forth in Section 6.06 of the Governing Document to indemnify Resigning Trustee shall survive the execution hereof.

4.5 The parties hereto agree to take reasonable action to confirm, evidence and perfect Successor Trustee’s rights in, or with respect to, the collateral, if any, pursuant to the transaction documents.

4.6 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

4.7 This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement by the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

4.8 Issuer acknowledges that, in accordance with Section 326 of the USA Patriot Act, Successor Trustee, like all financial institutions, and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with Successor Trustee. Issuer agrees that it will provide Successor Trustee with such information as it may request in order for Successor Trustee to satisfy the requirements of the USA Patriot Act.

4.9 This Agreement sets forth the entire agreement of the parties with respect to its subject matter, and supersedes and replaces any and all prior contemporaneous warranties, representations or agreements, whether oral or written, with respect to the subject matter of this Agreement other than those contained in this Agreement.

4.10 This Agreement shall be binding upon and inure to the benefit of Issuer, Resigning Trustee and Successor Trustee and their respective successors and assigns.

4.11 The parties agree as of the Effective Date, all references to Resigning Trustee as trustee in the Governing Document shall be deemed to refer to Successor Trustee.

4.12 Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile and electronic transmission in PDF format) and shall be given to such party, addressed to it, as set forth below:

If to Issuer:

Carlyle Secured Lending, Inc.

One Vanderbilt Ave., Suite 3400

New York, NY 10017

If to Resigning Trustee:

The Bank of New York Mellon Trust Company, N.A.

240 Greenwich Street, Floor 7 East

New York, New York 10286

Attention: Carlyle Secured Lending, Inc. 8.20% Notes due 2028

If to Successor Trustee:

U.S. Bank Trust Company, National Association

One Federal Street

Boston, MA 02110

Attn: David W. Doucette

Vice President

Email: david.doucette@usbank.com

Tel: 617-603-6534

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed, all as of the day and year first above written.

CARLYLE SECURED LENDING, INC., as Issuer

By: /s/ Nelson Joseph
Name: Nelson Joseph
Title: Principal Accounting Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, NA., as Resigning Trustee

By: /s/ Kandy Williams
Name: Kandy Williams
Title: Vice President

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Successor Trustee

By: /s/ Davd W. Doucette
Name: Davd W. Doucette
Title: Vice President

EXHIBIT A

Documents to be delivered to Successor Trustee

1.	Executed copy of Governing Document and each amendment and supplemental thereto, if any.

2.	File of closing documents from initial issuance (closing transcript).

3.

Description of funds and accounts, and balances therein, including asset description, par value, cost, acquisition date, maturity date, interest rate and CUSIP number, collateral, if any, and related documents.

4.

List of holders, including certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered holders, the computer tape reflecting the identity, address, tax identification number and detailed holdings of such holders).

5.	Copies of notices sent by the Trustee to holders of the Securities pursuant to the terms of the Governing Document, during the past twelve months.

6.	All unissued Securities Inventory or DTC FAST held global certificates.

7.	All original vault documents, including surety bonds, letters of credit, notes and other similar documents.

8.	Filed, stamped copies of all existing financing statements.

9.	Such other documents as Successor Trustee may reasonably require in order to transfer the appointment to it.

EXHIBIT B

NOTICE

NOTICE IS HEREBY GIVEN, pursuant to Section 6.09(g) of the Indenture, dated as of November 20, 2023 (as supplemented by the First Supplemental Indenture, dated as of November 20, 2023, the “Governing Document”), between Carlyle Secured Lending, Inc. (the “Issuer”) and The Bank of New York Mellon Trust Company, N.A. (“BNYM”), BNYM has resigned as trustee, paying agent and security registrar under the Governing Document.

Pursuant to Section 6.10 of the Governing Document, U.S. Bank Trust Company, National Association, a national banking association duly organized and existing under the laws of the United States, has accepted appointment as trustee, paying agent and security registrar under the Governing Document. The address of the designated corporate trust office of the successor Trustee is One Federal Street, Boston MA 02110.

BNYM’s resignation as trustee, paying agent and security registrar and U.S. Bank Trust Company, National Association’s appointment as successor trustee, paying agent and security registrar were effective as of the close of business on February 15, 2024.

Dated:	February 15, 2024

CARLYLE SECURED LENDING, INC.

By: /s/ Nelson Joseph
Name:	Nelson Joseph
Title:	Principal Accounting Officer